Exhibit 10.2

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is made effective as of the last date of signature below (the “Effective Date”) by and between Zvi Glasman (“Executive”) and Faraday Future Intelligent Electric Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Executive is currently serving as Chief Financial Officer of the Company;

WHEREAS, Executive and the Company have agreed that Executive will voluntarily separate from employment with the Company on the Separation Date (as defined below) and provide certain consulting services for a defined period thereafter;

WHEREAS, the Company and Executive desire to provide for an orderly transition of Executive’s duties and responsibilities; and

WHEREAS, in furtherance of the foregoing, Executive and the Company have reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be bound thereby, the Company and Executive hereby agree as follows:

1. Resignation and Transition.

a. Transition Period. Effective as of the Transition Date, Executive will be deemed to have voluntarily resigned from his position as Chief Financial Officer of the Company and from any other advisory, director, and officer positions with the Company and any of its parent or subsidiaries. Executive agrees to execute any documents as necessary to affect any such resignations. Executive will continue employment with the Company on a transitional basis in the role of “Senior Advisor” during the Transition Period. As used herein, (i) “Transition Date” means October 27, 2021, (ii) “Separation Date” means December 31, 2021 unless mutually extended by the Parties or earlier terminated by a Party in accordance with this Agreement, and (iii) “Transition Period” means the period from the Transition Date through the Separation Date.

b. Duties. During the Transition Period, Executive shall (i) transition his duties and responsibilities to such individuals as the Chief Executive Officer of the Company (“CEO”) may designate, including to the successor Chief Financial Officer of the Company (“CFO”) and (ii) provide such assistance and perform such duties and responsibilities as may be reasonably assigned by the CEO or his designee from time to time (the “Transition Duties”). During the Transition Period, Executive will continue to abide in all material respects by the Company’s policies and procedures. The Parties acknowledge and agree that the Transition Duties are not expected to occupy all of Executive’s professional time.

c. Compensation. During the Transition Period, the Company will continue to pay Executive a monthly base salary of $50,000, to be paid periodically in accordance with the Company’s normal payroll practices and subject to applicable withholdings. Executive will also be reimbursed for reasonable out-of-pocket expenses incurred in furtherance of the Transition Duties in a manner consistent with Company policies. All other expenses must be pre-approved by the CEO or his designee. In all cases expenses must be submitted promptly for reimbursement in accordance with the Company’s expense reimbursement policy. For the avoidance of doubt, Executive is not eligible to receive the Annual Bonus (as defined in that certain letter agreement between Executive and Faraday&Future Inc., dated March 29, 2021 (the “Employment Letter”)) with respect to 2021 or thereafter.

d. Benefits. During the Transition Period, Executive will remain eligible to participate in all benefits of employment, including without limitation the Company’s health and welfare plans that are made available to all employees of the Company and the accrual of any vacation and paid time off, subject to the terms of the plan, program or other arrangement as may be in effect from time to time. Executive’s health insurance benefits shall cease on the last day of the month in which the Separation Date occurs, subject to Executive’s right to continue Executive’s health insurance under COBRA. Following the Separation Date, Executive’s final regular paycheck from the Company will include a cash-out of Executive’s accrued, unused paid time off.

e. General. Executive acknowledges and agrees that Executive’s separation from employment with the Company as of the Separation Date is the result of a mutually agreed upon voluntary resignation and, as a result, Executive has not experienced a termination without “Cause” or a resignation for “Good Reason” as those terms are defined in the Employment Letter. Effective as of the Transition Date, this Transition Agreement fully replaces and supersedes the Employment Letter, except that the “Indemnification” and “Successors and Assigns” provisions thereof remain in full force and effect. Executive acknowledges that his employment remains “at will” during the Transition Period and may be terminated by either Party with or without notice; provided that the Company shall provide prior written notice of the Company’s desire to terminate the Executive’s employment and, if the Company so terminates Executive’s employment, (i) the Company shall remain obligated to pay Executive (I) his base salary for the remainder of the Transition Period through December 31, 2021, on the same schedule as described in Section 1(c), and (II) the Consulting Fees for the entire Consulting Period, on the same schedule as described in Section 2(d) , and (ii) any of Executive’s Option Awards (as defined below) that would have otherwise vested if Executive’s employment had continued through December 31, 2021 shall become immediately vested and exercisable and remain exercisable for the duration specified in the Award Documents upon a termination without Cause. If Executive terminates his employment for any reason, prior to the Separation Date, then (A) the Company’s obligation to pay Executive his base salary for the remainder of the Transition Period shall immediately terminate, (B) the Company’s obligation to pay Executive any Consulting Fees shall immediately terminate, and (C) Executive’s Option Awards shall immediately stop vesting, and any vested Option Awards shall remain exercisable for the duration specified in the Award Documents upon a resignation.

2. Consulting Agreement. To further support the transition, if Executive remains employed by the Company through the Separation Date, the Company will retain Executive (either individually or, upon request, through Executive’s consulting firm) as a consultant under the terms specified below following the Separation Date.

a. Consulting Period. Unless Executive’s service as a Senior Advisor is terminated earlier pursuant to Section 1(e) above, the consulting relationship shall commence on the Separation Date and shall continue until February 15, 2022 (the “Scheduled End Date”), unless terminated earlier pursuant to Section 2(f) below or extended by mutual written agreement (the “Consulting Period”).

b. Consulting Services. Executive agrees to provide consulting services to the Company in any area of Executive’s expertise, including but not limited to generally supporting finance and accounting activities, supporting financing activities, supporting the transition of responsibilities to the successor CFO, being available for questions and issues that arise related to the fiscal year 2021 financial plan and financial statements, the closing of fiscal quarters and tax matters, engaging in investor relations and performing other mutually agreed upon services (the “Consulting Services”). During the Consulting Period, Executive will report directly to the CEO. Executive agrees to make himself available to perform such Consulting Services throughout the Consulting Period. Executive will not be required to report to the Company’s offices during the Consulting Period and will perform the Consulting Services remotely. The Parties acknowledge and agree that the Consulting Services are not expected to occupy all of Executive’s professional time, and Executive may pursue outside opportunities so long as they are not for an electric car company and/or do not conflict with the Consulting Services.

c. Independent Contractor Relationship. Executive’s relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.

d. Consulting Fees. During the Consulting Period, Executive (either directly or, upon request, through Executive’s consulting firm) will receive as consulting fees (“Consulting Fees”) Fifty Thousand Dollars ($50,000) per month, payable in advance on the 1st day of each calendar month, beginning with January 1, 2022, and pro-rated for any partial month of service. Because Executive will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. Executive acknowledges that Executive (or, if applicable, his consulting firm) will be entirely responsible for, and shall indemnify the Company against, payment of any taxes that may be due on the Consulting Fees, including any penalties and interest. Executive will also be reimbursed for reasonable out-of-pocket expenses incurred in furtherance of the Consulting Services in a manner consistent with Company policies. Such expenses must be approved in advance by the CEO or his designee and must be submitted promptly for reimbursement in accordance with the Company’s expense reimbursement policy. During the Consulting Period, Executive shall not be eligible to participate in any paid time off, group medical or life insurance, disability, retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, except for COBRA or as such plans and agreements may otherwise provide relating to the continuation of benefits following the termination of employment.

e. Limitations on Authority. Executive will have no responsibilities or authority as a consultant to the Company other than as provided above. Executive will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. Executive agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

f. Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period at any time, provided, however, that, if the Company so terminates the Consulting Period before the Scheduled End Date, it shall be obligated to pay Executive in connection with such termination (i) any Consulting Fees that would otherwise be payable through the Scheduled End Date that remain unpaid, on the same schedule as described in Section 2(d), and (ii) any expenses that have not yet been reimbursed. Further, Executive may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay Executive any further Consulting Fees, although the Company will remain obligated to reimburse Executive for any expenses incurred through such termination.

g. Confidentiality and IP Rights. Executive agrees that any Confidentiality Agreement and any Intellectual Property Assignment Agreement executed by Executive in connection with his employment by the Company shall continue to be applicable to Executive during the Consulting Period.

3. Option Awards. During the Transition Period, Executive will remain eligible to continue vesting in each of the option awards previously granted to Executive by the Company that is outstanding as of the Effective Date (the “Option Awards”) in accordance with the terms of the applicable Company equity plan under which the Option Award was granted and applicable award agreement thereunder (collectively, the “Award Documents”), unless Executive terminates his employment for any reason prior to the Separation Date, in which case further vesting shall immediately cease; provided, however, that, under no circumstances will the cessation of Executive’s Service Provider status after the Effective Date be considered a termination for Cause under the applicable Award Documents. For the avoidance of doubt, Executive will not remain eligible to continue vesting in the Option Awards during the Consulting Period, and Executive’s status as Service Provider under the Award Documents shall be deemed to end on the Separation Date. To the extent made available to other executives, the Company will allow Executive to satisfy the withholding obligations under the Option Awards through broker assisted sales. Executive acknowledges that certain of the Option Awards are subject to lock-up restrictions as a result of the business combination with Property Solutions Acquisition Corp., which restrictions remain in effect and are not modified or superseded by this Agreement. However, the exercise period of the Option Awards shall be extended for the same duration as any lock-up restrictions that apply following the current lock-up period with respect to the Option Awards (for example, if the current lock-up period is extended by 30 days, the exercise period of the Option Awards shall be extended for an additional 30 days beyond when it would have otherwise expired in accordance with its terms, and if, after the current lock-up period ends, a future lock-up period of 45 days applies with respect to the Option Awards, the exercise period of the Option Awards shall be extended for an additional 45 days beyond when it would have otherwise expired in accordance with its terms).

4. Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive will not be entitled to receive any additional compensation, severance or benefits after the Separation Date.

5. Costs. The Company will reimburse Executive within five business days after Executive’s submission of an invoice therefor, for up to $25,000 of Executive’s reasonable attorneys’ fees in connection with Executive’s separation of employment with the Company and the consideration and negotiation of this Agreement.

6. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

7. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement, provided, however, that the Parties agree that (a) Executive’s rights to indemnification from the Company shall remain in full force in effect, including, without limitation, pursuant to (i) the Director and Officer Indemnification Agreement between the Company and Executive, dated July 21, 2021, (ii) the Company’s certificate of incorporation and bylaws, or (iii) any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable, but, in each case, as supplemented by the “Indemnification” and “Successors and Assigns” provisions of the Employment Letter, and (b) the Award Documents (as modified herein) shall remain in full force and effect. For clarity, any reference in the Award Documents to terms defined in the Employment Letter shall remain references thereto and, solely for purposes of such applicable Option Awards, the definitions of such terms set forth in the Employment Letter shall not be superseded by this Agreement.

8. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).

9. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California and waives any right to a jury trial.

10. Counterparts; Headings. This Agreement may be executed in counterparts and may be signed, transmitted and maintained in electronic form. Headings are inserted for convenience of reference only.

11. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Executive acknowledges that:

(a)	Executive has read this Agreement;
(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice;
(c)	Executive understands the terms and consequences of this Agreement;
(d)	Executive is fully aware of the legal and binding effect of this Agreement; and
(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ZVI GLASMAN, an individual

Dated: 10/27/21	/s/ Zvi Glasman
Zvi Glasman

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
Dated: 10/27/21

By:	/s/ Carsten Breitfeld
Carsten Breitfeld
Global CEO

By:	/s/ Nan (Yoyo) Yang
Yoyo Yang
VP Human Resources

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